EXHIBIT 3(i)(a)
                            ARTICLES OF INCORPORATION
                                       OF
                              PORT INDUSTRIES, INC.



         For the purpose of forming a corporation pursuant to the provisions of the Minnesota Business Corporation Act, the following Articles of Incorporation are adopted:
         1.  The name of this corporation shall be Port Industries, Inc.
         2. This corporation shall have general business purposes and shall have unlimited power to engage in, and do any lawful act concerning, any and all lawful businesses for which corporations may be organized under the Minnesota Business Corporation Act. Without limiting the generality of the foregoing, this corporation shall have the following specific powers:
         (a) to acquire, hold, develop, improve, lease, buy, sell and dispose of real and personal property of all kinds and descriptions;
         (b) to enter into one or more partnership agreements or one or more joint venture agreements with any other person, firm or corporation;
         (c) to become surety for or guarantee the carrying out and performance of any contract, lease, or obligation of any kind of any person, firm or corporation in connection with the-.carrying on of any business which in the judgment of the Board of Directors of this corporation will be of benefit to this corporation; and
         (d) to acquire, hold, pledge, mortgage, hypothecate, sell, or otherwise dispose of the shares, bonds, securities and other evidences of indebtedness of any person or of any domestic or foreign corporation.
         3. The period of duration of this corporation shall be perpetual.







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         4. The location  and post office  address of the  registered  office of this corporation in Minnesota is 15906 Wayzata Boulevard, Wayzata, Hennepin County, Minnesota 55391.
          5. The total authorized number of shares of this corporation is 10,000 all of which shall be Common Shares of the par value of $10.00 each.
         6. The shareholders of this corporation:
         (a)shall have no right to cumulate votes for the election of directors;
         (b)shall have no right to subscribe to any issue of shares of any class of this corporation now or hereafter made; and
         (c) shall have the power, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, to (i) authorize the sale, lease,, exchange, or other disposal of all or substantially all of the property and assets of this corporation, including its good will; (ii) to amend the Articles of Incorporation of this corporation and (iii) to adopt an agreement of consolidation or merger.
         7. The amount of stated capital with which this corporation shall begin business shall be $1,000.00 8. The names and post office address of the first directors, who shall serve until the first annual meeting of shareholders, are as follows:
             Name                                        Post Office Address
         W. L. Holmgren                                15906 Wayzata Boulevard
                                                       Wayzata, Minnesota 55391

         Robert F. Holmgren                            15906 Wayzata Boulevard
                                                       Wayzata, Minnesota 55391

         W. Reed Holmgren                              15906 Wayzata Boulevard
                                                       Wayzata, Minnesota 55391




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9. The name and post off ice address of the incorporator,  who ia natural person of full age, are:

Name                   Post Office Address

Thomas M. Brown        2400 First Rational Bank Building
 Minneapolis, Minnesota 55402

10. The Board of Directors of this corporation shal1 have authority:
(a)to allot and authorize the issuance of the authorized but unissued shares of this corporation, including the declaration of dividends payable in shares of any class to shareholders of any other class; (b)to accept or reject subscriptions for shares of any class made after incorporation; (c)to fix the terms, provisions and conditions of and authorize the issuance of (1) rights to convert any securities of this corporation into shares of any class or classes, including the conversion basis or bases, and (ii) options to purchase or subscribe for shares of any class or classes, including the option price or prices at which shares may be purchased or subscribed for; and (d)to make and alter the Bylaws of this corporation subject to the power of the shareholders to change or repeal such Bylaws. IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on November 25, 1968. In presence of:
     /s/ Reese C Johnson

     /s/ Thomas M. Brown
         Thomas M. Brown



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